Exhibit (a)(26)

EXECUTION COPY

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT

Case Type: Other Civil

Case No. 27-CV-10-17053
In re ADC Telecommunications, Inc.	Judge Bruce A. Peterson
Shareholder Litigation

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT, AND RELEASE

The parties to the consolidated class action captioned In re ADC Telecommunications Inc. Shareholders Litigation (No. 27-CV-10-17053) (the “Action”) currently pending before the District Court of the Fourth Judicial District, Hennepin County, Minnesota (the “Court”), and the parties to the related actions filed in the United States District Court for the District of Minnesota (as described in Paragraph E below), by and through their respective attorneys, have entered into the following Stipulation and Agreement of Compromise, Settlement, and Release (the “Stipulation” or “Settlement”) and hereby submit this Stipulation for approval by the Court.

WHEREAS:

A.            The Action arises out of a merger agreement between and among ADC Telecommunications, Inc. (“ADC”) and Tyco Electronics Ltd. and Tyco Electronics Minnesota, Inc. (together, “Tyco Electronics”), pursuant to which Tyco Electronics will acquire all of the outstanding shares of ADC.

B.            On July 13, 2010, Tyco Electronics and ADC issued a press release announcing that the companies had entered into a merger agreement, dated July 12, 2010 (the “Merger Agreement”), pursuant to which Tyco Electronics will acquire all of the outstanding shares of ADC for $12.75 per share.  The transaction, which is valued at approximately $1.25 billion, is structured as a tender offer (the “Tender Offer”) to be followed as soon as possible by a merger

(the “Merger,” and, together with the Tender Offer, the “Acquisition”).  Pursuant to the Merger Agreement, ADC stockholders will receive $12.75 for each common share of ADC stock, which represents a 44% premium to the closing price of ADC common stock on July 9, 2010.

C.            Beginning on July 14, 2010, fourteen putative shareholder class action and derivative complaints were filed against various combinations of Tyco Electronics, ADC, the individual members of the board of directors of ADC (the “ADC Board”) and one of ADC’s non-director officers (collectively, the “Defendants”) challenging the Acquisition in this Court and in the United States District Court for the District of Minnesota.

D.            In total, eleven complaints were filed in this Court:

Court File Number	Case Name	Date Filed
27-cv-10-17053	Asbestos Workers Local Union 42 Pension Fund v. Switz	July 15, 2010

27-cv-10-17260	Jacobius v. Switz	July 14, 2010

27-cv-10-17261	Freeman v. Switz	July 14, 2010

27-cv-10-17334	Novitsky v. Switz	July 15, 2010

27-cv-10-17356	Gerber v. ADC Telecommunications, Inc.	July 15, 2010

27-cv-10-17480	Barone v. ADC Telecommunications, Inc.	July 14, 2010

27-cv-10-17482	Haller v. ADC Telecommunications, Inc.	July 14, 2010

27-cv-10-17488	Partansky v. ADC Telecommunications, Inc.	July 16, 2010

27-cv-10-17708	Bjorklund v. Switz	July 20, 2010(1)

27-cv-10-17900	Borror v. ADC Telecommunications, Inc.	July 23, 2010

(1)  On August 2, 2010, the Bjorklund action was voluntarily dismissed.

Court File Number	Case Name	Date Filed
27-cv-10-18336	Gill v. ADC Telecommunications, Inc.	July 26, 2010

These complaints generally alleged, among other things, that the ADC Board had breached their fiduciary duties owed to the public stockholders of ADC by approving the Merger Agreement, the Tender Offer, and the Acquisition and by failing to take steps to maximize the value of ADC to its public stockholders, that Tyco Electronics had aided and abetted such breaches of fiduciary duties, and that certain provisions of the Merger Agreement improperly favored Tyco Electronics and unduly restricted ADC’s ability to attract and negotiate with rival bidders.

E.             In total, three actions were filed in the United States District Court for the District of Minnesota (collectively, the “Minnesota Federal Actions”):

Case Number	Case Name	Date Filed
10-cv-03151	Emmons v. ADC Telecommunications, Inc.	July 28, 2010

10-cv-03269	Bjorklund v. Switz	August 2, 2010

10-cv-03395	Patsel v. Switz	August 9, 2010

The Minnesota Federal Actions include two putative class actions and one individual shareholder complaint challenging the Acquisition and include nearly identical allegations as those set forth in the Action.  In addition, certain of the Minnesota Federal Actions further allege that ADC and the ADC Board violated the federal securities laws insofar as the disclosures made in connection with the Acquisition allegedly were materially false, misleading, or omissive.

F.             During mid-July 2010, certain of the Plaintiffs in the actions pending in this Court served initial discovery requests.  In addition, one of the Plaintiffs filed a motion for expedited discovery and an expedited briefing schedule on a motion for preliminary injunction with the Court.

G.            On July 26, 2010, Tyco Electronics commenced the Tender Offer by filing a Schedule TO and Offer to Purchase (together, the “Schedule TO”) with the United States Securities and Exchange Commission (the “SEC”).  Also on July 26, 2010, ADC filed a Schedule 14D-9 (“14D-9”) with the SEC, containing the ADC Board’s recommendation that ADC stockholders tender their shares of ADC stock in the Tender Offer.

H.            On July 28, 2010, the parties in the Action filed a Stipulation to Consolidate Actions proposing to consolidate the actions pending before the Court.

I.              On July 29, 2010, the Honorable Bruce A. Peterson, the District Court Judge presiding over the Action, held a Rule 16 conference in the Action, during which the Court suggested that the Plaintiffs in the Action should share any of their alleged disclosure deficiencies with counsel to the Defendants for their consideration.

J.             On July 30, 2010, the Court entered an Order Setting Initial Schedule setting forth an expedited schedule, pursuant to which (1) Plaintiffs in the Action would file a consolidated complaint by August 4, 2010; (2) the parties would complete briefing on Defendants’ motion(s) to dismiss by August 23, 2010; and (3) the Court would hold a hearing on Defendants’ motions to dismiss on August 24, 2010.  The Court also ordered that Plaintiffs were entitled to serve discovery immediately, but that responses were not required unless and until Defendants’ motions to dismiss were adjudicated and denied.  The Court also noted that, in the event that the Defendants’ motions to dismiss were denied, the Court would schedule a hearing on Plaintiffs’ motion for preliminary injunction before the closing date of the Acquisition, with appropriate discovery and a briefing schedule preceding the hearing.

K.            In addition, in the Court’s July 30 Order, the Court indicated that, following the entry of a Consolidation Order by Chief Judge Robert A. Blaeser, the Court would grant Plaintiffs’ Joint Motion for Appointment of Co-Lead Counsel and Liaison Counsel, and appoint the law firms of Robbins Geller Rudman & Dowd LLP and Cohen Placitella & Roth PC as co-lead counsel for Plaintiffs in the Action (together, “Plaintiffs’ Co-Lead Counsel” or “Class Counsel”), and the law firm of Lockridge Grindal Nauen PLLP as Liaison Counsel for Plaintiffs in the Action.

L.             On July 30, 2010, following the aforementioned conference, Class Counsel sent a letter to counsel for Defendants identifying, among other things, additional disclosures that Plaintiffs believed should be made in an amended 14D-9 in connection with the Acquisition.

M.           Shortly thereafter and continuing through late August 2010, Class Counsel and counsel to Defendants discussed the additional disclosures that Plaintiffs believed should be made in an amended 14D-9 in connection with the Acquisition, as well as potential grounds upon which to settle the Action.  Counsel to the parties discussed potential areas of disclosures that could be enhanced, including, but not limited to, additional disclosures concerning the background of the negotiations leading up to the Merger Agreement and the summaries of the financial analyses conducted by ADC’s two financial advisors.

N.            On August 4, 2010, Plaintiffs in the Action filed their Consolidated Shareholder Derivative and Class Action Complaint (the “Consolidated Complaint”).  The Consolidated Complaint alleged, among other things, that the individual members of the ADC Board had breached their fiduciary duties owed to the public stockholders of ADC by approving the Merger Agreement, the Tender Offer, and the Acquisition and by failing to take steps to maximize the value of ADC to its public stockholders, that Tyco Electronics had aided and abetted such breaches of fiduciary duties, and that certain provisions of the Merger Agreement improperly favored Tyco Electronics and unduly restricted ADC’s ability to attract and negotiate with rival bidders.  In addition, the Consolidated Complaint alleged that the disclosures contained in the 14D-9 were materially false, misleading, and omissive.

O.            On August 9, 2010, Chief Judge Blaeser entered an Order approving the Stipulation to Consolidate Actions.

P.             On August 11, 2010, Defendants filed motions to dismiss the Consolidated Complaint along with supporting memoranda of law.

Q.            Also on August 11, 2010, counsel for Defendants sent Class Counsel a draft amendment to the 14D-9 containing proposed additional disclosures addressing many of the items identified by Class Counsel during the litigation of the Action.

R.            On August 12, 2010, Class Counsel sent a letter to counsel for Defendants identifying, among other things, additional disclosures that Plaintiffs believed should be made in an amendment to the 14D-9 in connection with the Acquisition.

S.             Over the course of the next week, counsel for the parties had numerous arm’s-length conversations regarding the terms and conditions of a potential settlement.  During this period, counsel for Defendants provided Class Counsel with additional draft disclosures that Defendants could provide to the ADC shareholders prior to the expiration of the Tender Offer.

T.            On August 16, 2010, the Court entered an Order Appointing Co-Lead Counsel and Liaison Counsel, which formally appointed Robbins Geller Rudman & Dowd LLP and Cohen Placitella & Roth PC as Plaintiffs’ Co-Lead Counsel, and Lockridge Grindal Nauen PLLP as Liaison Counsel for Plaintiffs in the Action.

U.            Following the filing of the Consolidated Complaint, counsel for Defendants and Class Counsel continued to discuss a potential resolution of the Action.  At the same time, Class Counsel conferred with counsel for Plaintiffs in the Minnesota Federal Actions.

V.            In order to provide Plaintiffs and Class Counsel with an opportunity to evaluate a potential settlement based on the provision of additional disclosures to ADC’s shareholders in an amendment to the 14D-9, Defendants provided Class Counsel with certain confidential, non-public materials considered by the board of directors of ADC.  In addition, both prior and subsequent to receipt of these materials, Class Counsel spoke at length with their valuation experts regarding the terms of a potential settlement.

W.           On August 18, 2010, Plaintiffs filed their opposition papers in response to Defendants’ motions to dismiss.

X.            On August 30, 2010, counsel for the parties to the Action and for the parties to the Minnesota Federal Actions reached an agreement in principle to settle the Action and entered into a memorandum of understanding (the “MOU”) setting forth the material terms of the Settlement.

Y.            On September 1, 2010, ADC filed Amendment No. 6 to its Schedule 14D-9 containing, among other things, the supplemental disclosures agreed to in connection with the Settlement and as reflected as an exhibit to the MOU.

Z.            Class Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Plaintiffs and Class Counsel to date, including conducting numerous arm’s length discussions with counsel for the Defendants, and analyzing certain non-public documents produced by the Defendants, documents obtained through public sources, applicable case law, and other authorities, and consultations with independent financial experts.  Based on this investigation, Plaintiffs in the Action have decided to enter into the Stipulation and settle the Action based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to the Class (as defined below) from the litigation of the Action and the Settlement; (2) the risks of continued litigation in this Action; (3) the conclusion reached by Plaintiffs and Class Counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class (as defined below) and will result in a material benefit to them; and (4) that the Plaintiffs in the Action and Class Counsel will be provided with the opportunity to obtain further discovery to confirm their decision to settle the Action based on the benefits and conditions herein.

AA.        Plaintiffs’ Counsel in the Minnesota Federal Actions have reviewed and analyzed the facts and circumstances relating to the claims asserted in those actions, known to Plaintiffs and their counsel in those actions to date, including analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in the Minnesota Federal Actions have decided to enter into the Stipulation and dismiss with prejudice those actions based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to members of the Class (as defined below) from the litigation of the Action and the Settlement; (2) the risks of continued litigation in the Minnesota Federal Actions; and (3) the conclusion reached by Plaintiffs and their counsel in the Minnesota Federal Actions that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class (as defined below) and will result in a material benefit to them.

BB.          Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events, and transactions complained of in the Action or the Minnesota Federal Actions, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class, but state that they consider it desirable that the Action and the Minnesota Federal Actions be dismissed on the merits and with prejudice, in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in the Action and the Minnesota Federal Actions and dispel any uncertainty that may exist as a result of the pendency of the litigations.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to approval by the Court, pursuant to Minnesota Rule of Civil Procedure 23, for good and valuable consideration, that the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the Class (as defined below), and all Released Claims (as defined below) shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs (except as provided by Paragraphs 8 and 17, below), as to all Released Persons (defined below), upon the following terms and conditions:

DEFINITIONS

1.             In addition to the terms defined above, the following additional terms shall have the meanings specified below:

1.1.          The “Class” means a non-opt-out class for settlement purposes (pursuant to Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b)) of all record holders and beneficial owners of ADC common stock at any time during the period beginning on and including July 13, 2010 through and including the date of the consummation of the Acquisition.  Excluded from the Class are the Defendants, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of the Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person.

1.2.          “Final Court Approval” means the date on which the Order and Final Judgment approving the Settlement and dismissing the Action with prejudice becomes final and no longer subject to further appeal or review, whether by the passage of time, affirmance on appeal, or otherwise.

1.3.          “Notice” means the Notice of Pendency and Settlement of Action, substantially in the form attached as Exhibit B.

1.4.          “Order and Final Judgment” means an order or orders entered by the Court, substantially in the form of Exhibit C attached hereto, approving this Settlement and dismissing the Action with prejudice and without costs to any party (except as provided in Paragraphs 8 and 17 below).

1.5.          “Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government, or any political subdivision or agency thereof, or any other business or legal entity.

1.6.          “Plaintiffs” means the plaintiffs in the Action and/or the Minnesota Federal Actions, without respect to whether any such plaintiff has been appointed a “Lead Plaintiff” or “Co-Lead Plaintiff.”

1.7.          “Plaintiffs’ Counsel” means any counsel representing any of the Plaintiffs.

1.8.          “Released Claims” means any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be, asserted in the Action, the Minnesota Federal Actions, or in any court, tribunal, or proceeding (including, but not limited to, any and all claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise), whether individual, class, derivative, representative, legal, equitable, injunctive, or any other type or in any other capacity, which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, involved in, set forth in, or referred to, directly or indirectly, in any way, to the Action or the Minnesota Federal Actions, or the subject matter of the Action or the Minnesota Federal Actions, and including, without limitation, any and all claims (whether or not asserted), which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the transactions related to, the negotiations preceding, the consideration paid in, or the adequacy and completeness of the disclosures made in connection with, the Tender Offer, the Acquisition, or the Merger Agreement, provided, however, that the Released Claims shall not be construed to limit the right of the Defendants, Plaintiffs, or any member of the Class to enforce the terms of this Stipulation or the right of any Class member to pursue their statutory appraisal rights.

1.9.          “Released Person” means any person receiving a release set forth in Paragraph 4 below.

1.10.        “Releases” means the releases set forth in Paragraph 4 below.

1.11.        “Releasing Person” means any person granting a release set forth in Paragraph 4.

1.12.        “Scheduling Order” means an order in substantially the form attached hereto as Exhibit A scheduling a hearing to establish the procedure and/or timing for:  (1) conducting confirmatory discovery as provided in Paragraph 16 below; (2) the approval of the Notice; and (3) the Court’s consideration of the Settlement, the certification of the Class, and the application for attorneys’ fees and expenses by Plaintiffs and Class Counsel in the Action.

1.13.        “Settlement Hearing” means the hearing or hearings at which the Court will review the fairness, reasonableness, and adequacy of the Settlement, and the appropriateness and amount of an award of attorneys’ fees and expenses payable to Class Counsel.

SETTLEMENT CONSIDERATION

2.             In consideration for the full settlement and release of all Released Claims, Defendants made certain supplemental disclosures, contained in Amendment No. 6 to ADC’s Schedule 14D-9 (filed with the SEC on September 1, 2010), which addressed issues identified by Plaintiffs and Class Counsel as set forth in the Consolidated Complaint and raised during discussions and correspondence between Class Counsel and counsel for the Defendants.  The issues raised by Plaintiffs and Class Counsel, for which Defendants have made certain supplemental disclosures, included, but were not limited to, the background of the negotiations leading up to the Tender Offer, the Acquisition, and the Merger Agreement; the business reasons for the Acquisition; the potential strategic alternatives available to ADC and considered by the ADC Board and its advisors; and the data, inputs, methodologies, and analyses underlying the financial valuation work done by ADC’s financial advisors.  Defendants acknowledge that the decision to make the supplemental disclosures was a result of the prosecution of the Action and extensive arm’s-length negotiations between counsel for Plaintiffs and Defendants.

SCOPE OF RELEASES

3.             The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and the Minnesota Federal Actions, and any and all related claims as to any settling party to the Action, or party that could have been named in the Action or any related action, including the Minnesota Federal Actions.

4.             Plaintiffs in the Action and the Minnesota Federal Actions, and each and every member of the Class, and any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for them or on their behalf, individually and collectively, shall and hereby do completely, fully, finally, and forever release, relinquish, settle, and discharge each and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, stockholders, agents, representatives, employees, attorneys, consultants, advisors (including financial or investment advisors), trustees, administrators, insurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, from any and all of the Released Claims.

EFFECT OF RELEASES

5.             The releases contemplated by this Stipulation extend to claims that any Releasing Person may not know or suspect to exist at the time of the release, which, if known, might have affected the Releasing Person’s decision to enter into this release or whether or how to object to the Court’s approval of the Settlement.  The Releasing Persons shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the releases set forth above.  In particular, the Releasing Persons shall be deemed by operation of law to have relinquished to the fullest extent permitted by law, the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons shall be deemed to relinquish, to the extent they are applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code.  The parties do not and shall not concede that any law, other than the law of the State of Minnesota, is applicable to this Stipulation or the release of the Released Claims.  The Releasing Persons acknowledge that the Releasing Persons may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Releasing Persons to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims known or unknown, suspected or unsuspected, which now exist, heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.  The parties to this

Stipulation acknowledge that the foregoing waiver was separately bargained for and is a material term of the Settlement.

CONDITIONAL CLASS CERTIFICATION

6.             For purposes of settlement only, the parties agree that the Action shall be conditionally certified and maintained as a non-opt-out class action, pursuant to Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b), on behalf of the Class, subject to Final Court Approval.  In the event that the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in any future proceedings.

SCHEDULING ORDER AND PRELIMINARY APPROVAL

7.             As soon as practicable after the Stipulation has been executed, the parties to the Action shall jointly submit the Stipulation together with its related documents to the Court, and shall apply to the Court to enter the Scheduling Order and Order Preliminarily Approving Proposed Settlement, substantially in the form attached hereto as Exhibit A.  The parties to the Action shall include as part of this order a draft form of Notice substantially in the form attached hereto as Exhibit B.

NOTICE

8.             ADC or its successor-in-interest shall be responsible (and shall bear the costs) for the reproduction and distribution of the Notice, in the form attached hereto as Exhibit B, or as otherwise approved by the Court.  Following consummation of the Acquisition, and no later than forty-five (45) calendar days prior to the Settlement Hearing, ADC or its successor-in-interest shall cause the Notice to be distributed, by United States mail, to all reasonably identifiable members of the Class at the respective addresses set forth in the stock records of ADC as of the final day of the Class period.  At least ten (10) calendar days prior to the Settlement Hearing, counsel for ADC or its successor-in-interest shall file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice.

INJUNCTIONS

9.             Upon entry of the Scheduling Order, pending Final Court Approval of the Settlement, the members of the Class are barred and enjoined without the necessity of posting bond from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Released Claims, whether directly, representatively, individually, derivatively, or in any other capacity, which have been or could have been asserted, against any Released Person.

DISMISSAL OF PROCEEDINGS

10.           Within five (5) calendar days after the Court enters the Scheduling Order, counsel to the Plaintiffs in the Minnesota Federal Actions shall dismiss all actions without prejudice.  The parties also agree to use their reasonable best efforts to prevent, stay, or seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any Released Person that challenges the Settlement or otherwise involves any Released Claims.

DISMISSAL OF ACTIONS WITH PREJUDICE

11.           If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall jointly and promptly request that the Court enter an Order and Final Judgment in the Action substantially in the form attached hereto as Exhibit C.

12.           The Plaintiffs in the Minnesota Federal Actions acknowledge that, upon entry of the Order and Final Judgment, the Minnesota Federal Actions shall be deemed dismissed with prejudice, based on the doctrine of res judicata, collateral estoppel, the effect of the releases provided by this Stipulation, and/or any similar theory.

CONDITIONS OF SETTLEMENT

13.           This Settlement (including the Releases given pursuant to the terms of this Stipulation) shall be null and void and of no force and effect, unless otherwise agreed by the parties pursuant to Paragraph 40 herein, if:  (1) the Acquisition is not consummated; (2) the Court does not certify the Class; (3) Plaintiffs’ Counsel conclude that the confirmatory discovery set forth in Paragraph 16 does not confirm that the Settlement is fair, reasonable, adequate, and in the best interests of the Class; (4) the Settlement does not obtain Final Court Approval for any reason; (5) the Action is not dismissed with prejudice against all Defendants, with such dismissals becoming final and no longer subject to further appeal or review by lapse of time or otherwise; or (6) the Minnesota Federal Actions are not settled or dismissed against all Defendants, with such dismissals becoming final and no longer subject to further appeal or review by lapse of time or otherwise.  In addition, all Defendants have the waivable right to withdraw from the Settlement in the event that any claim related to the Released Claims is commenced or prosecuted against any of the Defendants in any court before final approval of the Settlement, and (following a motion by Defendants) any such claim is not dismissed with prejudice or stayed in contemplation of dismissal with prejudice.  If the Settlement is terminated for any of the aforementioned reasons, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to any further litigation proceedings.

14.           Notwithstanding anything in this Stipulation to the contrary, the effectiveness of the release of the Released Claims and the other obligations of the parties under the Settlement (except with respect to the payment of attorneys’ fees and expenses) shall not be conditioned upon or subject to the resolution of any appeal from the Court’s entry of the Order and Final Judgment, if such appeal relates solely to the issue of Class Counsel’s application for an award of attorneys’ fees and/or the reimbursement of expenses.

15.           The existence of this Stipulation and its contents and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Plaintiffs or Plaintiffs’ Counsel, the Class, or any present or former stockholders of ADC, or any other person, has suffered any damage attributable in any manner to any Released Person.  Nor shall the existence of this Stipulation and its contents or any negotiations, statements, or proceedings in connection therewith be construed as a presumption, concession, or admission by Plaintiffs, any member of the Class, or Plaintiffs’ Counsel of any infirmity of the Released Claims.  The existence of the Stipulation, its contents, or any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in the Minnesota Federal Actions, or in any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.  This provision shall remain in force in the event that the Settlement is terminated.

CONFIRMATORY DISCOVERY

16.           Class Counsel and counsel for Defendants agree to engage in such reasonable, additional confirmatory discovery as the parties agree is necessary and appropriate to confirm that the Settlement is fair, reasonable, adequate, and in the best interests of the Class.  Confirmatory discovery will include the production of agreed documents and the depositions of one member of the ADC Board with personal knowledge of the negotiations leading up to the execution of the Merger Agreement, and one representative from Morgan Stanley, ADC’s financial advisor.  Confirmatory discovery will not commence until Class Counsel and counsel for Defendants execute a mutually satisfactory confidentiality agreement.  The Scheduling Order shall provide that such confirmatory discovery shall be concluded by Class Counsel and counsel for the Defendants on or before the date on which Notices are disseminated to ADC stockholders pursuant to Paragraph 8 above.

ATTORNEYS’ FEES

17.           Plaintiffs and Class Counsel in the Action intend to petition the Court for an award of up to nine-hundred and twenty-five thousand dollars ($925,000) for attorneys’ fees and expenses (including costs, disbursements, and expert and consultant fees) in connection with the Action to be paid by ADC or its successor-in-interest.  Defendants and ADC agree not to oppose any such petition (which also is wholly inclusive of any claim to attorneys’ fees and expenses by any member of the Class or their counsel concerning any Released Claims).  ADC (or its successor-in-interest), on behalf of and for the benefit of itself and the other Defendants in the Action, agrees to pay any final award of fees and expenses by the Court, not to exceed the amount specified in the first sentence of this paragraph.

18.           Resolution of the petition for an award of attorneys’ fees and expenses shall not be a precondition to this Settlement or to the dismissal with prejudice of the Action or the Minnesota Federal Actions.  The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses.  Any dispute regarding the allocation or division of any fees and expenses among counsel for the Plaintiffs shall have no effect on this Stipulation or the Settlement.

19.           If the Court grants the fee petition, any amount awarded shall be paid to Class Counsel by ADC or its successor-in-interest within five (5) business days after an order granting the fee application is entered, subject to each Plaintiffs’ Counsel’s obligation to make appropriate refunds or repayments to ADC or its successor-in-interest of the applicable portion of the fee received by each of them if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the amount of the fee awarded is reduced or the Settlement (or any of the Releases set forth in the Settlement) is overturned or otherwise disturbed.  Class Counsel shall provide counsel to ADC or its successor-in-interest with wire instructions on or before the Settlement Hearing.  Except as expressly provided in this Paragraph and Paragraphs 8 and 17 above, Defendants shall not be liable for any fees or expenses of Plaintiffs, Plaintiffs’ Counsel, or any member of the Class, or of any attorney, expert, advisor, agent, or representative of the foregoing in connection with this Settlement.

20.           In no event shall ADC or its successor-in-interest be obligated to pay Plaintiffs, the Class, or Plaintiffs’ Counsel any amount in excess of $925,000 (other than those expenses incurred in disseminating notice of settlement in accordance with Paragraph 8), and in no event shall any Defendant other than ADC or its successor-in-interest be obligated to pay any part of the attorneys’ fee award or any of Plaintiffs’ attorneys fees, costs, or expenses.

21.           Defendants and their counsel shall have no responsibility for, and no liability whatsoever with respect to, the fee allocation among Plaintiffs’ Counsel.  Any allocation among Plaintiffs’ Counsel of the fee amount referenced in Paragraph 17 above shall be made at the sole discretion of Class Counsel, and is subject to each Plaintiffs’ Counsel’s obligations to make appropriate refunds or repayments of the applicable portion of the fee paid to each of them if, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the amount of the fee awarded is reduced.

22.           Class Counsel reserve the right to apply for an award of up to fifteen thousand dollars ($15,000) to be paid to plaintiff Asbestos Workers Local Union 42 Pension Fund for its participation as an institutional investor in the Action.  The award, which will be applied for at the sole discretion of Class Counsel, must be approved by the Court to be paid and, if approved, would be deducted from the attorneys’ fees and expenses awarded in the Action.  Defendants agree to take no position on whether the Court should approve any application for an award.  The failure of any court to approve any requested award, in whole or in part, shall have no effect on the Settlement.

BEST EFFORTS

23.           The parties and their respective counsel agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement).

24.           Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

25.           If any claims that are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any of the Released Persons in any court prior to final Court approval of the Settlement, Plaintiffs and their counsel shall join, if requested by any Defendant, in any motion to dismiss or stay such proceedings and otherwise shall use their best efforts to cooperate with Defendants to effect a withdrawal or dismissal of the claims.

STIPULATION NOT AN ADMISSION

26.           The provisions contained in this Stipulation and all negotiations, statements, and proceedings in connection therewith are not, will not be argued to be, and will not be deemed to be a presumption, a concession, or an admission by any party of any fault, liability, or wrongdoing as to any fact or claim alleged or asserted in the Action or the Minnesota Federal Actions, or any other actions or proceedings and will not be interpreted, construed, deemed, invoked, offered, or received in evidence, or otherwise used by any party or person in this or any other actions or proceedings, whether civil, criminal, or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

NO WAIVER

27.           Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

28.           No waiver, express or implied, by any party of any breach or default in the performance by the other party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

AUTHORITY

29.           This Stipulation will be executed by counsel to the parties to the Action and the Minnesota Federal Actions, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such party, and that it shall be binding on such party in accordance with its terms.

SUCCESSORS AND ASSIGNS

30.           This Stipulation is and shall be binding upon, and inure to the benefit of, the parties and their respective agents, executors, administrators, heirs, successors, and assigns, including without limitation any corporation or other entity with which any party hereto may merge or otherwise consolidate.

GOVERNING LAW AND FORUM

31.           This Stipulation and the Settlement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflict of laws principles.  Any dispute arising out of this Stipulation or Settlement shall be filed and litigated exclusively in the District Court of the Fourth Judicial District, Hennepin County, Minnesota.  Each party hereto (1) consents to personal jurisdiction in any such action (but in no other action) brought in this Court; (2) consents to service of process by registered mail (with a copy to be delivered at the time of such mailing to counsel for each party by facsimile or electronic mail) upon such party and/or such party’s agent; (3) waives any objection to venue in this Court as an inconvenient forum; and (4) waives any right to demand a jury trial as to any such action.

WARRANTY

32.           Plaintiffs and Plaintiffs’ Counsel represent and warrant that none of the Released Claims has been assigned, encumbered, or in any manner transferred in whole or in part, and that Plaintiffs and Plaintiffs’ Counsel will not attempt to assign, encumber, or in any manner transfer in whole or in part any of the Released Claims.

33.           Each signatory to this Stipulation represents and warrants that he or she is fully authorized to enter into the Stipulation.

34.           Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and all of the matters pertaining thereto, as the party deems necessary and advisable.

ENTIRE AGREEMENT

35.           This Stipulation and the attached exhibits constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior or contemporaneous oral or written agreements, understandings, or representations.  All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.  This Stipulation replaces the MOU, which shall be of no further force or effect upon execution of this Stipulation.

INTERPRETATION

36.           Each term of this Stipulation is contractual and not merely a recital.

37.           This Stipulation will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship.

38.           Section and/or paragraph titles have been inserted for convenience only and will not be used in determining the terms of this Stipulation.

39.           The terms and provisions of this Stipulation are intended solely for the benefit of the Released Persons, the Class, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights or remedies upon any other person or entity, except any attorneys’ fees and expenses to be paid pursuant to the terms of this Stipulation.

AMENDMENTS

40.           This Stipulation may not be amended, changed, waived, discharged, or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by the party against whom enforcement of such amendment, change, waiver, discharge, or termination is sought.

COUNTERPARTS

41.           This Stipulation may be executed in any number of actual, telecopied, or electronically mailed counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original.  This Stipulation will become effective when the actual or telecopied counterparts have been signed by each of the parties and delivered to the other parties.  The executed signature page(s) from each actual, telecopied, or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Stipulation, dated September 22, 2010, to be executed by their duly authorized attorneys.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

Dated	September 23, 2010	DORSEY & WHITNEY LLP

/s/ Peter W. Carter
Peter W. Carter
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402-1498

Counsel for Defendants Robert E. Switz, James G. Mathews, William R. Spivey, John D. Wunsch, John J. Boyle, III, Larry W. Wangberg, Mickey P. Foret, Lois M. Martin, John E. Rehfeld, Krish A. Prahbu, and David A. Roberts, and Nominal Defendant ADC Telecommunications, Inc.

Dated	9/22/10	OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Michael J. Bleck
Michael J. Bleck
Bret A. Puls
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609

Dated	9/22/10	DAVIS POLK & WARDWELL LLP

/s/ Lawrence Portnoy
Lawrence Portnoy
Scott B. Luftglass
450 Lexington Avenue
New York, NY 10017

Counsel for Defendants Tyco Electronics Ltd. and Tyco Electronics Minnesota, Inc.

Dated	9/22/10	ROBBINS GELLER RUDMAN & DOWD LLP

/s/ Stuart A. Davison
Stuart A. Davidson
Cullin A. O’Brien
120 East Palmetto Park Road, Suite 500
Boca Raton, FL 33432

Dated	9/22/10	COHEN PLACITELLA & ROTH PC

/s/ Stewart L. Cohen
Stewart L. Cohen
Stuart J. Guber
Two Commerce Square, Suite 2900
2001 Market Street
Philadelphia, PA 19130

Co-Lead Counsel for the Class and for Plaintiffs in the Consolidated Action Captioned In re ADC Telecommunications Inc. Shareholders Litigation (No. 27-CV-10-17053)

Dated	9/21/10	FARUQI & FARUQI, LLP

/s/ David H. Leventhal
David H. Leventhal
Juan E. Monteverde
369 Lexington Avenue, 10th Floor
New York, NY 10017

Counsel to Plaintiff in the Action Captioned Emmons v. ADC Telecommunications, Inc. (No. 10-cv-03151)

Dated	9/22/10	LEVI & KORSINSKY, LLP

/s/ Joseph Levi
Joseph Levi
Shannon L. Hopkins
30 Broad Street, 15th Floor
New York, NY 10004

Counsel to Plaintiff in the Action Captioned Bjorklund v. Switz (No. 10-cv-03269)

Dated	9/22/10	BULL & LIFSHITZ, LLP

/s/ Peter D. Bull
Peter D. Bull
18 East 41st Street
New York, NY 10017

Counsel to Plaintiff in the Action Captioned
Patsel v. Switz (No. 10-cv-03395)

EXHIBIT A

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT Case Type: Other Civil

In re ADC Telecommunications, Inc. Shareholder Litigation	Case No. 27-CV-10-17053 Judge Bruce A. Peterson

SCHEDULING ORDER AND
ORDER PRELIMINARILY APPROVING PROPOSED SETTLEMENT

The parties to the consolidated class action captioned In re ADC Telecommunications Inc. Shareholders Litigation (No. 27-CV-10-17053) (the “Action”) currently pending before the District Court of the Fourth Judicial District, Hennepin County, Minnesota (the “Court”), having applied pursuant to Minnesota Rule of Civil Procedure 23.05 for an order preliminarily approving the proposed settlement of the Action in accordance with the Stipulation and Agreement of Compromise, Settlement, and Release entered into by the parties on September     , 2010 (the “Stipulation”), upon the terms and conditions set forth in the Stipulation (the “Settlement”); the Stipulation contemplating conditional certification by this Court of a class in the Action, solely for the purposes of settlement; the Court having read and considered the Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

NOW, THEREFORE, this          day of September, 2010, upon application of the parties, IT IS HEREBY ORDERED that:

1.             Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

2.             Solely for purposes of the Settlement, the Action shall be preliminarily certified and maintained as a non-opt-out class action, pursuant to Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b), on behalf of a class consisting of all record holders and beneficial owners of common stock of ADC Telecommunications, Inc. (“ADC”) at any time during the period beginning on and including July 13, 2010 through and including the date of the consummation of the proposed acquisition (the “Acquisition”) of ADC by Tyco Electronics Ltd. and Tyco Electronics Minnesota, Inc. (together, “Tyco Electronics”), and excluding the Defendants in the Action, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of the Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”).  The Court preliminarily certifies the law firms of Robbins Geller Rudman & Dowd LLP and Cohen Placitella & Roth as co-lead counsel for Plaintiffs in the Action (together, “Class Counsel”).

3.             The proposed Settlement, as embodied in the Stipulation and the exhibits attached thereto, is preliminarily approved as fair, reasonable, adequate, and in the best interests of the Class, pending a final hearing on the proposed Settlement as provided herein.

4.             A hearing (the “Settlement Hearing”) shall be held on                                  , 2010 at                      .m., after the consummation of the Acquisition, in the District Court of the Fourth Judicial District, Hennepin County, Minnesota, at the Hennepin County Government Center, 300 South Sixth Street, Minneapolis, Minnesota 55487, to:

a.                                       determine whether the preliminary certifications herein should be made final;

b.                                      determine whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

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c.                                       determine whether an Order and Final Judgment should be entered in the Action pursuant to the Stipulation;

d.                                      hear and determine any objections to any aspect of the Settlement; and

e.                                       consider the joint application of Class Counsel for an award of attorneys’ fees and expenses and request for a payment of a fee to one of the Plaintiffs for its participation in the Action.

5.             The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.

6.             The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

7.             At least forty-five (45) calendar days prior to the Settlement Hearing, ADC or its successor-in-interest shall cause a Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action and Settlement Hearing, and Right to Appear (the “Notice”), substantially in the form annexed as Exhibit B to the Stipulation, to be mailed by United States mail, postage pre-paid, to all reasonably identifiable members of the Class at their last known addresses set forth in the stock transfer records maintained by or on behalf of ADC.  All record holders in the Class who were not also the beneficial owners of the shares of common stock of ADC held by them of record are requested to forward the Notice to such beneficial owners of those shares.  ADC or its successor-in-interest shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial

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owners as reasonably requested by record holders who provide names and addresses for such beneficial holders.  ADC or its success-in-interest shall be responsible for and shall pay all costs and expenses incurred in providing such Notice to the members of the Class.

8.             The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Minnesota Rule of Civil Procedure 23, and applicable law.  Defense counsel shall, at least ten (10) calendar days prior to the date of the Settlement Hearing directed herein, file with the Court proof of mailing of the Notice.

9.             Any confirmatory discovery, as agreed to by the parties and as set forth in the Stipulation, shall be concluded on or before the date on which the Notice is disseminated.

10.           All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court.  Pending final determination of whether the Settlement should be approved, Plaintiffs, Class Counsel, and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims against any Released Persons.

11.           Any member of the Class who objects to any aspect of the Settlement and/or the Order and Final Judgment to be entered in the Action, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing and present evidence or

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argument that may be proper and relevant; provided, however, that, except for good cause shown, no person other than Class Counsel and counsel for the Defendants shall be heard and no papers, briefs, pleadings, or other documents submitted by any member of the Class shall be considered by the Court unless, not later than fourteen (14) calendar days prior to the Settlement Hearing directed herein (a) a written notice of intention to appear; (b) proof of membership in the Class; (c) a detailed statement of the objections by the member of the Class to any matters before the Court; and (d) the grounds therefor or the reasons why such member of the Class desires to appear and be heard, as well as all documents or writings such person desires the Court to consider, are filed by such person with the Court, and, on or before such filing, are served by hand or overnight mail on the following counsel of record:

Stuart A. Davidson
Robbins Geller Rudman & Dowd LLP

120 East Palmetto Park Road, Suite 500
Boca Raton, FL 33432

Plaintiffs’ Co-Lead Counsel & Class Counsel

Stuart J. Guber

Cohen Placitella & Roth PC

Two Commerce Square, Suite 2900
2001 Market Street
Philadelphia, PA 19130

Plaintiffs’ Co-Lead Counsel & Class Counsel

Peter W. Carter
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Counsel for the ADC Defendants

Bret A. Puls
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
Counsel for the Tyco Electronics Defendants

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12.           Any member of the Class who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.

13.           The Stipulation and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Plaintiffs, or Class Counsel, the Class, or any present or former stockholders of ADC, or any other person, has suffered any damage attributable in any manner to any Released Person.  The existence of the Stipulation, its contents, and any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted into evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation, or any judgment or order of the Court related hereto, in any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

14.           If the Settlement is approved by the Court following the Settlement Hearing, a Final Order and Judgment will be entered as described in the Stipulation.

15.           If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the

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parties as provided for in the Stipulation), and preliminary certifications herein and any actions taken or to be taken in connection therewith (including this Scheduling Order and any judgment entered herein) shall be terminated and shall become void and of no further force and effect, except for ADC’s obligation to pay for any expenses incurred in connection with the Notice and administration provided for by this Scheduling Order.  In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

16.           The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to members of the Class.

The Honorable Bruce A. Peterson
Judge of District Court

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EXHIBIT B

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT Case Type: Other Civil

In re ADC Telecommunications, Inc. Shareholder Litigation	Case No. 27-CV-10-17053 Judge Bruce A. Peterson

NOTICE OF PENDENCY OF CLASS ACTION,
PROPOSED CLASS ACTION DETERMINATION,
PROPOSED SETTLEMENT OF CLASS ACTION,
SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:                            ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF ADC TELECOMMUNICATIONS, INC. AT ANY TIME DURING THE PERIOD BEGINNING ON AND INCLUDING JULY 13, 2010 THROUGH AND INCLUDING [DATE OF CONSUMMATION OF MERGER], INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS IN INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS, OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM.

PLEASE READ ALL OF THIS NOTICE CAREFULLY.  YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS ACTION.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT OR PURSUING THE RELEASED CLAIMS (AS DEFINED HEREIN).

IF YOU HELD OR TENDERED THE COMMON STOCK OF ADC TELECOMMUNICATIONS, INC. FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.                                         PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed settlement (the “Settlement”) of the above-captioned lawsuit (the “Action”) pending in the District Court of the Fourth Judicial District, Hennepin County, Minnesota (the “Court”).  This Notice also informs you of the Court’s conditional certification of the Class (as defined below) for purposes of the Settlement and notifies you of your right to participate in a hearing to be held on [                  ], 2010 at [X:XX

x].m. Central Time, before the Court at the Hennepin County Government Center, 300 South Sixth Street, Minneapolis, Minnesota 55487 (the “Settlement Hearing”), (a) to determine whether the Court should approve the Settlement as fair, reasonable, adequate, and in the best interests of the Class; (b) to determine whether the law firms of Robbins Geller Rudman & Dowd LLP (“Robbins Geller”) and Cohen Placitella & Roth PC (“Cohen Placitella”) (together, “Co-Lead Counsel” or “Class Counsel”) have adequately represented the interests of the Class in the Action; and (c) to consider other matters, including a request by Plaintiffs and Class Counsel for an award of attorneys’ fees and reimbursement of expenses, and payment of a fee to one of the Plaintiffs for their participation in the Action.

The Court has determined that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a non-opt-out class action under Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b), by the Plaintiffs in the Action as Class representatives, on behalf of a class consisting of all record holders and beneficial owners of common stock of ADC Telecommunications, Inc. (“ADC”) at any time during the period beginning on and including July 13, 2010 through and including [date of consummation of merger], and excluding the Defendants in the Action, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of the Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”).  At the Settlement Hearing, among other things, the Court will consider whether the Class should be certified pursuant to Minnesota Rule of Civil Procedure 23 and whether the Plaintiffs in the Action and their counsel have adequately represented the Class.

This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

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If the Court approves the Settlement, the parties to the Action will ask the Court at the Settlement Hearing to enter an Order and Final Judgment dismissing the Action with prejudice on the merits.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT.  IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.                                     BACKGROUND OF THE ACTIONS

The Action arises out of a merger agreement between and among ADC and Tyco Electronics Ltd. and Tyco Electronics Minnesota, Inc. (together, “Tyco Electronics”), pursuant to which Tyco Electronics will acquire all of the outstanding shares of ADC.

On July 13, 2010, Tyco Electronics and ADC issued a press release announcing that the companies had entered into a merger agreement, dated July 12, 2010 (the “Merger Agreement”), pursuant to which Tyco Electronics will acquire all of the outstanding shares of ADC for $12.75 per share.  The transaction, which is valued at approximately $1.25 billion, is structured as a tender offer (the “Tender Offer”) to be followed as soon as possible by a merger (the “Merger,” and, together with the Tender Offer, the “Acquisition”).  Pursuant to the Merger Agreement, ADC stockholders will receive $12.75 for each common share of ADC stock, which represents a 44% premium to the closing price of ADC common stock on July 9, 2010.

Beginning on July 14, 2010, fourteen putative shareholder class action and derivative complaints were filed against various combinations of Tyco Electronics, ADC, the individual members of the board of directors of ADC (the “ADC Board”) and one of ADC’s non-director officers (collectively, the “Defendants”) challenging the Acquisition in the District Court of the Fourth Judicial District, Hennepin County, Minnesota and in the United States District Court for

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the District of Minnesota.

In total, eleven complaints were filed in the District Court of the Fourth Judicial District, Hennepin County, Minnesota:

•                  Asbestos Workers Local Union 42 Pension Fund v. Switz (No. 27-cv-10-17053) (filed on July 15, 2010);

•                  Jacobius v. Switz (No. 27-cv-10-17260) (filed on July 14, 2010);

•                  Freeman v. Switz (No. 27-cv-10-17261) (filed on July 14, 2010);

•                  Novitsky v. Switz (No. 27-cv-10-17334) (filed on July 15, 2010);

•                  Gerber v. ADC Telecommunications, Inc. (No. 27-cv-10-17356) (filed on July 15, 2010);

•                  Barone v. ADC Telecommunications, Inc. (No. 27-cv-10-17480) (filed on July 14, 2010);

•                  Haller v. ADC Telecommunications, Inc. (No. 27-cv-10-17482) (filed on July 14, 2010);

•                  Partansky v. ADC Telecommunications, Inc. (No. 27-cv-10-17488) (filed on July 16, 2010);

•                  Bjorklund  v. Switz (No. 27-cv-10-17708) (filed on July 20, 2010)(1); and

•                  Borror v. ADC Telecommunications, Inc. (No. 27-cv-10-17900) (filed on July 23, 2010).

These complaints generally alleged, among other things, that the ADC Board had breached its fiduciary duties owed to the public stockholders of ADC by approving the Merger Agreement, the Tender Offer, and the Acquisition and by failing to take steps to maximize the value of ADC to its public stockholders, that Tyco Electronics had aided and abetted such breaches of fiduciary duties, and that certain provisions of the Merger Agreement improperly favored Tyco Electronics and unduly restricted ADC’s ability to attract and negotiate with rival bidders.

In addition, three actions were filed in the United States District Court for the District of

(1)  On August 2, 2010, the Bjorklund action was voluntarily dismissed.

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Minnesota (collectively, the “Minnesota Federal Actions”):  (1) Emmons v. ADC Telecom., Inc. (No. 10-cv-03151; filed on July 28, 2010); (2) Bjorklund  v. Switz (No. 10-cv-03269; filed on August 2, 2010); and (3) Patsel v. Switz (No. 10-cv-03395; filed on August 9, 2010).  The Minnesota Federal Actions include two putative class actions and one individual shareholder complaint challenging the Acquisition and include nearly identical allegations as those set forth in the Action.  In addition, certain of the Minnesota Federal Actions further allege that ADC and the ADC Board violated the federal securities laws insofar as the disclosures made in connection with the Acquisition allegedly were materially false, misleading, or omissive.

During mid-July 2010, certain of the Plaintiffs in the actions pending in this Court served initial discovery requests.  In addition, one of the Plaintiffs filed a motion for expedited discovery and an expedited briefing schedule on a motion for preliminary injunction with the Court.

On July 26, 2010, Tyco Electronics commenced the Tender Offer by filing a Schedule TO and Offer to Purchase (together, the “Schedule TO”) with the United States Securities and Exchange Commission (the “SEC”).  Also on July 26, 2010, ADC filed a Schedule 14D-9 (“14D-9”) with the SEC, containing the ADC Board’s recommendation that ADC stockholders tender their shares of ADC stock in the Tender Offer.

On July 28, 2010, the parties in the Action filed a Stipulation to Consolidate Actions proposing to consolidate the actions pending before the Court.

On July 29, 2010, the Honorable Bruce A. Peterson, the District Court Judge presiding over the Action, held a Rule 16 Conference in the Action, during which the Court suggested that Plaintiffs in the Action should share any of their alleged disclosure deficiencies with counsel for the Defendants for their consideration.

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On July 30, 2010, the Court entered an Order Setting Initial Schedule setting forth an expedited schedule, pursuant to which (1) Plaintiffs in the Action would file a consolidated complaint by August 4, 2010; (2) the parties would complete briefing on Defendants’ motion(s) to dismiss by August 23, 2010; and (3) the Court would hold a hearing on Defendants’ motions to dismiss on August 24, 2010.  The Court also ordered that Plaintiffs were entitled to serve discovery immediately, but that responses were not required unless and until Defendants’ motions to dismiss were adjudicated and denied.  The Court also noted that, in the event the Defendants’ motions to dismiss were denied, the Court would schedule a hearing on Plaintiffs’ motion for preliminary injunction before the closing date of the Acquisition, with appropriate discovery and a briefing schedule preceding the hearing.

In addition, in the Court’s July 30 Order, the Court indicated that, following the entry of a Consolidation Order by Chief Judge Robert A. Blaeser, the Court would grant Plaintiffs’ Joint Motion for Appointment of Co-Lead Counsel and Liaison Counsel, and appoint the law firms of Robbins Geller and Cohen Placitella as Co-Lead Counsel for Plaintiffs in the Action, and the law firm of Lockridge Grindal Nauen PLLP (“Lockridge”) as Liaison Counsel for Plaintiffs in the Action.

On July 30, 2010, following the aforementioned conference, Class Counsel sent a letter to counsel for Defendants identifying, among other things, additional disclosures that Plaintiffs believed should be made in an amended 14D-9 in connection with the Acquisition.

Shortly thereafter and continuing through late August 2010, Class Counsel and counsel for Defendants discussed the additional disclosures that Plaintiffs believed should be made in an amended 14D-9 in connection with the Acquisition, as well as potential grounds upon which to settle the Action.  Counsel to the parties discussed potential areas of disclosures that could be

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enhanced, including, but not limited to, additional disclosures concerning the background of the negotiations leading up to the Merger Agreement and the summaries of the financial analyses conducted by ADC’s two financial advisors.

On August 4, 2010, Plaintiffs in the Action filed their Consolidated Shareholder Derivative and Class Action Complaint (the “Consolidated Complaint”).  The Consolidated Complaint alleged, among other things, that the individual members of the ADC Board had breached their fiduciary duties owed to the public stockholders of ADC by approving the Merger Agreement, the Tender Offer, and the Acquisition and by failing to take steps to maximize the value of ADC to its public stockholders, that Tyco Electronics had aided and abetted such breaches of fiduciary duties, and that certain provisions of the Merger Agreement improperly favored Tyco Electronics and unduly restricted ADC’s ability to attract and negotiate with rival bidders.  In addition, the Consolidated Complaint alleged that the disclosures contained in the 14D-9 were materially false, misleading, and omissive.

On August 9, 2010, Chief Judge Blaeser entered an Order approving the Stipulation to Consolidate Actions.

On August 11, 2010, Defendants filed motions to dismiss the Consolidated Complaint along with supporting memoranda of law.

Also on August 11, 2010, counsel to Defendants sent Class Counsel a draft amendment to the 14D-9 containing proposed additional disclosures addressing many of the items identified by Class Counsel during the litigation of the Action.

On August 12, 2010, Class Counsel sent a letter to counsel for Defendants identifying, among other things, additional disclosures Plaintiffs believed should be made in an amendment to the 14D-9 in connection with the Acquisition.

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Over the course of the next week, counsel for the parties had numerous arm’s-length conversations regarding the terms and conditions of a potential settlement.  During this period, counsel for Defendants provided Class Counsel with additional draft disclosures that Defendants could provide to the ADC shareholders prior to the expiration of the Tender Offer.

On August 16, 2010, the Court entered an Order Appointing Co-Lead Counsel and Liaison Counsel, which formally appointed Robbins Geller and Cohen Placitella as Co-Lead Counsel for Plaintiffs in the Action, and Lockridge as Liaison Counsel for Plaintiffs.

Following the filing of the Consolidated Complaint, counsel for Defendants and Class Counsel continued to discuss a potential resolution of the Action.  At the same time, Class Counsel conferred with counsel for Plaintiffs in the Minnesota Federal Actions.

In order to provide Plaintiffs and Class Counsel with an opportunity to evaluate a potential settlement based on the provision of additional disclosures to ADC’s shareholders in an amendment to the 14D-9, Defendants provided Class Counsel with certain confidential, non-public materials considered by the board of directors of ADC.  In addition, both prior and subsequent to receipt of these materials, Class Counsel spoke at length with their valuation experts regarding the terms of a potential settlement.

On August 18, 2010, Plaintiffs filed their opposition papers in response to Defendants’ motions to dismiss.

On August 30, 2010, counsel for the parties to the Action and for the parties to the Minnesota Federal Actions reached an agreement in principle to settle the Action and entered into a memorandum of understanding (the “MOU”) setting forth the material terms of the Settlement.

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On September 1, 2010, ADC filed Amendment No. 6 to its Schedule 14D-9 containing, among other things, the supplemental disclosures agreed to in connection with the Settlement and as reflected as an exhibit to the MOU.

III.                                 THE SETTLEMENT AND PARTICIPATION IN THE SETTLEMENT

In consideration for the Settlement (including any claim for attorneys’ fees in connection with the Action) and the release of all Released Claims (see Section IV below), Defendants made certain supplemental disclosures, contained in Amendment No. 6 to ADC’s Schedule 14D-9 (filed with the SEC on September 1, 2010), which addressed issues identified by Plaintiffs and Class Counsel as set forth in the Consolidated Complaint and raised during discussions and correspondence between Class Counsel and counsel for the Defendants.  The issues raised by Plaintiffs and Class Counsel, for which Defendants have made certain supplemental disclosures, included, but were not limited to, the background of the negotiations leading up to the Tender Offer, the Acquisition, and the Merger Agreement; the business reasons for the Acquisition; the potential strategic alternatives available to ADC and considered by the ADC Board and its advisors; and the data, inputs, methodologies, and analyses underlying the financial valuation work done by ADC’s financial advisors.

Defendants have agreed that all costs of providing this Notice to holders of ADC common stock will be paid by ADC or its successor-in-interest, and in no event shall Plaintiffs, Plaintiffs’ counsel, or any member of the Class be responsible for any notice costs or expenses.

If you are a Class member, you will be bound by any judgment entered in the Action whether or not you actually receive this Notice.  You may not opt out of the Class.

IV.                                RELEASES

The Stipulation and Agreement of Compromise, Settlement, and Release, dated September     , 2010 (the “Stipulation”) provides that, subject to Court approval of the

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Settlement, (a) pursuant to Minnesota Rule of Civil Procedure 23, for good and valuable consideration, the Action shall be dismissed on the merits with prejudice as to all Defendants and against all members of the Class, and all Released Claims (as defined below) shall be completely, fully, finally, and forever released, relinquished, settled, discharged, and dismissed with prejudice and without costs, as to all Defendants; and (b) any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have been, could have been, or in the future can or might be, asserted in the Action, the Minnesota Federal Actions, or in any court, tribunal, or proceeding (including, but not limited to, any and all claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise), whether individual, class, derivative, representative, legal, equitable, injunctive, or any other type or in any other capacity, which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, involved in, set forth in, or referred to, directly or indirectly, in any way, to the Action or the Minnesota Federal Actions, or the subject matter of the Action or the Minnesota Federal Actions, and including, without limitation, any and all claims (whether or not asserted), which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the transactions related to, the negotiations preceding, the consideration paid in, or the adequacy and completeness of the disclosures made in connection with, the Tender Offer, the Acquisition, or the Merger Agreement (collectively, the

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“Released Claims”), by or on behalf of any member of the Class (or any of their respective successors in interest, predecessors, counsel, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, or any person or entity acting for them or on their behalf) against any and all Defendants, and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and any and all of their respective past, present, or future officers, directors, record or beneficial stockholders, agents, representatives, employees, attorneys, advisors (including financial or investment advisors), consultants, accountants, law firms, investment bankers, commercial bankers, trustees, insurers, co-insurers and reinsurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided, however, that the Released Claims shall not be construed to limit the right of the Defendants, Plaintiffs, or any member of the Class to enforce the terms of this Stipulation or the right of any Class member to pursue their statutory appraisal rights.

If the Settlement becomes final, the releases will extend to claims that the parties granting the releases (the “Releasing Persons”) may not know or suspect to exist at the time of the release, which, if known, might have affected their decision to enter into this release or whether or how to object to the Court’s approval of the Settlement.  The Releasing Persons, including each member of the Class, shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the release set forth above.  In particular, the Releasing Persons, including each member of the Class, shall be

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deemed to have relinquished to the fullest extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons, including each member of the Class, shall be deemed to relinquish, to the extent they are applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to section 1542 of the California Civil Code.  The parties have not conceded and shall not concede that any law, other than the law of the State of Minnesota, is applicable to the Stipulation or the release of the Released Claims.  The Releasing Persons, including each member of the Class, acknowledge that the Releasing Persons may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of the Releasing Persons, including each member of the Class, to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims known or unknown, suspected or unsuspected, which now exist, heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts.

V.                                    REASONS FOR THE SETTLEMENT

Class Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Plaintiffs and Class Counsel in the Action to date, including by conducting numerous arm’s-length discussions with counsel for the Defendants; taking several depositions; obtaining and analyzing non-public documents produced by the

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Defendants; analyzing documents obtained through public sources; analyzing and researching applicable case law, and other authorities; and consultations with independent financial experts.  Based on this investigation, Plaintiffs in the Action have decided to enter into the Stipulation and settle the Action based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to the Class from the litigation of the Action and the Settlement; (2) the risks of continued litigation in this Action; (3) the conclusion reached by Plaintiffs and Class Counsel that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class and will result in a material benefit to them; and (4) that Plaintiffs and Class Counsel were provided with the opportunity to obtain further discovery to confirm their decision to settle the Action based on the benefits and conditions herein.

Plaintiffs’ Counsel in the Minnesota Federal Actions have reviewed and analyzed the facts and circumstances relating to the claims asserted in those actions, known to Plaintiffs and their counsel in those actions to date, including analyzing documents obtained through publicly available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs in the Minnesota Federal Actions have decided to enter into the Stipulation and dismiss those actions based upon the terms and conditions hereinafter set forth, after taking into account, among other things, (1) the substantial benefits to members of the Class from the litigation of the Action and the Settlement; (2) the risks of continued litigation in the Minnesota Federal Actions; and (3) the conclusion reached by Plaintiffs and Plaintiffs’ counsel in the Minnesota Federal Actions that the Settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interests of the Class and will result in a material benefit to them.  the Minnesota Federal Actions will be deemed dismissed with prejudice upon entry of the Order and

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Final Judgment.

Defendants have denied, and continue to deny, any wrongdoing or liability with respect to all claims, events, and transactions complained of in the Action and the Minnesota Federal Actions, that they engaged in any wrongdoing, that they committed any violation of law, that they breached any fiduciary duties or acted in bad faith, and liability of any kind to the Class, but state that they consider it desirable that the Action and the Minnesota Federal Actions be dismissed on the merits and with prejudice, in order to (1) avoid the substantial expense, burden, and risk of continued litigation; (2) dispose of potentially burdensome and protracted litigation; and (3) finally put to rest and terminate the claims asserted in the Action and the Minnesota Federal Actions and dispel any uncertainty that may exist as a result of the pendency of the litigations.

VI.                                APPLICATION FOR ATTORNEYS’ FEES, AWARD, AND EXPENSES

Plaintiffs and Class Counsel in the Action intend to petition the Court for an award of up to nine-hundred and twenty-five thousand dollars ($925,000) for attorneys’ fees and expenses (including costs, disbursements, and expert and consultant fees) in connection with the Action to be paid by ADC or its successor-in-interest.  Defendants agree not to oppose any such petition (which also is wholly inclusive of any claim to attorneys’ fees and expenses by any member of the Class or their counsel concerning any Released Claims).  ADC (or its successor-in-interest), on behalf of and for the benefit of itself and the other Defendants in the Action, agrees to pay any final award of fees and expenses by the Court, not to exceed the amount specified in the first sentence of this paragraph.

The parties agree that resolution of the petition for an award of attorneys’ fees and expenses is not a precondition to this Settlement or to the dismissal with prejudice of the Action or the Minnesota Federal Actions, and the Court can consider and rule upon the fairness,

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reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses.  The parties agree that any dispute regarding the allocation or division of any fees and expenses among counsel for the Plaintiffs would have no effect on the Stipulation or the Settlement.

Class Counsel reserve the right to apply for an award of up to fifteen thousand dollars ($15,000) to be paid to Plaintiff Asbestos Workers Local Union 42 Pension Fund for its participation as an institutional investor in the Action.  The award, which will be applied for at the sole discretion of Class Counsel, must be approved by the Court to be paid and, if approved, would be deducted from the attorneys’ fees and expenses awarded in the Action.  Defendants agree to take no position on whether the Court should approve any application for an award.  The failure of any court to approve any requested aware, in whole or in part, shall have no effect on the Settlement.

VII.                            CLASS ACTION DETERMINATION

The Court has ordered that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a class action pursuant to Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b), with the Class defined as set forth above.

Inquiries or comments about the Settlement may be directed to the attention of Class Counsel as follows:

Stuart J. Guber

Cohen Placitella & Roth PC

Two Commerce Square, Suite 2900

2001 Market Street

Philadelphia, PA 19103

Stuart A. Davidson

Robbins Geller Rudman & Dowd LLP

120 East Palmetto Park Road, Suite 500

Boca Raton, FL 33432

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VIII.                        SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing, which will be held on [           , 2010] at [X:XX x].m. Central Time, in the District Court of the Fourth Judicial District of Hennepin County, Minnesota, at the Hennepin County Government Center, 300 South Sixth Street, Minneapolis, Minnesota 55487, to (1) determine whether the conditional and preliminary certifications discussed herein should be made final; (2) determine whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Class; (3) determine whether an Order and Final Judgment should be entered pursuant to the Stipulation; (4) consider the application of Class Counsel for an award of attorneys’ fees and expenses; (5) hear and determine any objections to the Settlement or the application of Class Counsel for an award of attorneys’ fees and expenses; and (6) rule on such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.  The Court has also reserved the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

IX.                                RIGHT TO APPEAR AND OBJECT

Any member of the Class who (1) objects to the (a) Settlement, (b) Class action determination, (c) adequacy of representation by the Class Plaintiffs and their counsel, (d) dismissal of the Action, (e) judgment to be entered in the Action, and/or (f) request by Class Counsel for fees and reimbursement of costs and expenses; or (2) otherwise wishes to be heard,

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may appear in person or by his or her or its attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant.  If you want to do so, however, you must, not later than fourteen (14) calendar days prior to the Settlement Hearing, file with the District Court of the Fourth Judicial District of Hennepin County, Minnesota, at the Hennepin County Government Center, 300 South Sixth Street, Minneapolis, Minnesota 55487, the following: (1) a written notice of intention to appear, (2) proof of your membership in the Class, (3) a detailed statement of your objections to any matters before the Court, and (4) the grounds thereof or the reasons for your desiring to appear and be heard, as well as documents or writings you desire the Court to consider.  Also, on or before the date you file such papers, you must serve them by hand or overnight courier upon each of the following attorneys of record:

Stuart J. Guber

Cohen Placitella & Roth PC

Two Commerce Square, Suite 2900

2001 Market Street

Philadelphia, PA 19103

Class Counsel

Stuart A. Davidson

Robbins Geller Rudman & Dowd LLP

120 East Palmetto Park Road, Suite 500

Boca Raton, FL 33432

Class Counsel

Peter W. Carter

Dorsey & Whitney LLP

Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402-1498

Counsel for the ADC Defendants

Bret A. Puls

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402-1609

Counsel for the Tyco Electronics Defendants

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Any Class member who does not object to the Settlement, the class action determination, or the request by class Counsel for an award of attorneys’ fees or expenses need not do anything at this time.

Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the Class action determination, or the judgment to be entered in the Action, or otherwise to be heard, except by serving and filing written objections as described above.

Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.                                    INTERIM INJUNCTION

Pending final determination of whether the Settlement should be approved, Plaintiffs, all members of the Class, and their counsel, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from asserting, commencing, prosecuting, continuing, assisting, instigating, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims against any Defendants.

XI.           ORDER AND FINAL JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate, and in the best interests of the Class, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

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1.             approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of the Class, pursuant to Minnesota Rule of Civil Procedure 23.05;

2.             authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement provided herein; and

3.             dismiss the Action with prejudice on the merits and release Defendants, and each of them, and all the Released Persons from the Released Claims.

XII.                            NOTICE TO THOSE HOLDING STOCK FOR THE BENEFIT OF OTHERS

Brokerage firms, banks, and/or other persons or entities who held shares of ADC common stock for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

[contact information for Notice Administrator to be added]

XIII.                        SCOPE OF THE NOTICE

This Notice is not all-inclusive.  The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the Action, claims asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Action.  You or your attorney may examine the Court files during regular business hours of each business day at the office of the District Court of the Fourth Judicial District of Hennepin County, Minnesota, at the Hennepin County Government Center, 300 South Sixth Street, Minneapolis, Minnesota 55487.  Questions or comments may be directed to Class Counsel:

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Stuart J. Guber

Cohen Placitella & Roth PC

Two Commerce Square, Suite 2900

2001 Market Street

Philadelphia, PA 19103

Stuart A. Davidson

Robbins Geller Rudman & Dowd LLP

120 East Palmetto Park Road, Suite 500

Boca Raton, FL 33432

DO NOT WRITE OR TELEPHONE THE COURT.

Dated:[                        ], 2010

[to be inserted]
Presiding Judge

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EXHIBIT C

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT Case Type: Other Civil

In re ADC Telecommunications, Inc. Shareholder Litigation	Case No. 27-CV-10-17053 Judge Bruce A. Peterson

ORDER AND FINAL JUDGMENT

A hearing having been held before this Court (the “Court”) on                        , 2010, pursuant to the Court’s Order of September     , 2010 (the “Scheduling and Preliminary Approval Order”), upon a Stipulation and Agreement of Compromise, Settlement, and Release, filed on                  , 2010 (the “Stipulation”), in the consolidated class action captioned In re ADC Telecommunications Inc. Shareholders Litigation (No. 27-CV-10-17053) (the “Action”), which was joined and consented to by all the parties to the Action, which Scheduling and Preliminary Approval Order and Stipulation are incorporated herein by reference; it appearing that due notice of said hearing was given in accordance with the Scheduling and Preliminary Approval Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the Settlement of the Action; and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this        day of                       , 2010, as follows:

1.            Unless otherwise defined herein, all defined terms shall have the meanings as set forth in the Stipulation.

2.            The Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing, and Right to Appear concerning the Action (the “Notice”) has been given to the Class (as defined herein) pursuant to and in the manner directed by the Scheduling and Preliminary Approval Order; proof of the mailing of the Notice was filed with the Court; and full opportunity to be heard has been offered to all parties, the Class, and persons in interest.  The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Minnesota Rule of Civil Procedure 23, due process, and applicable law, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

3.            Based on the record in the Action, each of the provisions of Minnesota Rule of Civil Procedure 23 has been satisfied, and the Action has been properly maintained according to the provisions of Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b).  Specifically, this Court finds that (a) the Class is so numerous that joinder of all members is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of the Class Plaintiffs as representative Plaintiffs are typical of the claims of the Class; and (d) the Class Plaintiffs and their counsel have fairly and adequately protected and represented the interests of the Class.

4.            The Action is hereby finally certified as a non-opt-out class action, pursuant to Minnesota Rules of Civil Procedure 23.01, 23.02(a), and 23.02(b), on behalf of a class consisting of all record holders and beneficial owners of common stock of ADC Telecommunications, Inc. (“ADC”) at any time during the period beginning on and including July 13, 2010 through and including [the date of the consummation of the Acquisition], and excluding the Defendants in the

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Action, members of the immediate family of any individual Defendant, any entity in which a Defendant has or had a controlling interest, officers of the Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”).  The Court finally certifies the law firms of Robbins Geller Rudman & Dowd LLP and Cohen, Placitella & Roth as co-lead counsel for Plaintiffs in the Action (together, “Class Counsel”) and the law firm of Lockridge Grindal Nauen PLLP as liaison counsel for Plaintiffs in the Action.

5.            The Settlement is found to be fair, reasonable, adequate, and in the best interests of the Class, and is hereby approved pursuant to Minnesota Rule of Civil Procedure 23.05.  The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Clerk is directed to enter and docket this Order and Final Judgment in the Action.

6.            This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement and this Final Judgment and over all parties to the Action.

7.            The Action and the claims asserted therein are hereby dismissed on the merits with prejudice as to all Defendants in the Action and against all members of the Class on the merits and, except as provided in the Stipulation, without fees or costs (except as provided below in paragraph 12).

8.            Any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters, and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, matured or unmatured, that have

3

been, could have been, or in the future can or might be, asserted in the Action, the Minnesota Federal Actions, or in any court, tribunal, or proceeding (including, but not limited to, any and all claims arising under federal or state law, statutory or common law, relating to alleged fraud, breach of any duty, negligence, violations of state or federal securities laws or otherwise), whether individual, class, derivative, representative, legal, equitable, injunctive, or any other type or in any other capacity, which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, involved in, set forth in, or referred to, directly or indirectly, in any way, to the Action or the Minnesota Federal Actions, or the subject matter of the Action or the Minnesota Federal Actions, and including, without limitation, any and all claims (whether or not asserted), which have arisen, could have arisen, arise now, or hereafter arise, in each and every case, out of, the transactions related to, the negotiations preceding, the consideration paid in, or the adequacy and completeness of the disclosures made in connection with, the Tender Offer, the Acquisition, or the Merger Agreement (collectively, the “Released Claims”), by or on behalf of any member of the Class (or any of their respective successors in interest, predecessors, counsel, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, or any person or entity acting for them or on their behalf), against any and all of the Defendants and their respective relatives or family members, parent entities, associates, affiliates, subsidiaries, or trusts, and each and all of their respective past, present, or future officers, directors, stockholders, agents, representatives, employees, attorneys, consultants, advisors (including financial or investment advisors), trustees, administrators, insurers, heirs, executors, general or limited partners or partnerships, limited liability companies, members, joint

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ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns, shall be individually and collectively, completely, fully, finally, and forever released, relinquished, and discharged; provided, however, that the Released Claims shall not be construed to limit the right of the Defendants, Plaintiffs, or any member of the Class to enforce the terms of the Stipulation or the right of any Class member to seek statutory appraisal.

9.            The releases extend to claims that the parties granting the release (the “Releasing Persons”) do not know or suspect to exist at the time of the releases, which, if known, might have affected the Releasing Persons’ decision to enter into the releases or whether or how to object to the Court’s approval of the Settlement.  The Releasing Persons shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law or foreign law, which may have the effect of limiting the releases set forth above.  In particular, the Releasing Persons shall be deemed to have relinquished to the fullest extent permitted by law the provisions, rights, and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In addition, the Releasing Persons shall be deemed to relinquish, to the extent they are applicable, and to the fullest extent permitted by law, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or elsewhere which is similar, comparable, or equivalent to California Civil Code section 1542.  The Releasing Persons are deemed to have settled and released fully, finally, and forever any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, heretofore existed, or may

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hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.  The parties to the Stipulation acknowledged that the foregoing waiver was separately bargained for and is a material term of the Settlement.

10.          Plaintiffs, Class Counsel, and all members of the Class, and any of their respective representatives, trustees, successors, heirs, and assigns, are hereby permanently barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims that are released pursuant to this Order and Final Judgment or under the Stipulation.

11.          Neither the Stipulation, the Settlement, this Final Judgment, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack of validity of any Released Claims or any wrongdoing or liability of Defendants; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the parties in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal; or (c) is or may be alleged or mentioned so as to contravene clause (a) above in any litigation or other action unrelated to the enforcement of the Stipulation.  Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in any action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

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12.          Class Counsel are hereby awarded attorneys’ fees and expenses in the amount of $                                                  , which sum the Court finds to be fair, reasonable, and in accordance with applicable law, and which shall be paid to Class Counsel in accordance with the terms of the Stipulation.

13.          The Court approves the payment of $                           to plaintiff Asbestos Workers Local Union 42 Pension Fund for its participation as an institutional investor in the Action, which sum shall be paid in accordance with the terms of the Stipulation.

14.          The effectiveness of the Order and Final Judgment and the obligations of Plaintiffs, Class Counsel, the Class, and the Defendants under the Settlement shall not be conditioned upon or subject to the resolution of any appeal that relates solely to the issue of Class Counsel’s application for an award of attorneys’ fees and expenses.

15.          The Court further orders, adjudges, and decrees that all other relief be, and is hereby, denied, and that this Order and Final Judgment disposes of all the claims and all the parties in the above-styled and numbered action.

The Honorable Bruce A. Peterson
Judge of District Court

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